Exhibit 5.1

April 16, 2015

ExamWorks Group, Inc.

3280 Peachtree Road, N.E.

Suite 2625

Atlanta, Georgia 30305
Attention: Clare Arguedas

Re:	Re: ExamWorks Group, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ExamWorks Group, Inc., a Delaware corporation (the “Company”), and the entities listed on Schedule I hereto (the “Covered Guarantors”, and collectively with the other direct and indirect domestic subsidiaries of the Company, the “Guarantors”), in connection with the issuance and sale by the Company of $500.0 million in aggregate principal amount of 5.625% Notes due 2023 (the “Notes”) covered by the below-referenced Registration Statement, and all amendments thereto, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The Notes and the Guarantees (as defined below) thereof will be governed by the Indenture, dated April 16, 2015 (the “Indenture”), among the Company, the Guarantors, and U.S. Bank, National Association, as trustee (the “Trustee”).

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate or limited liability company records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)	the registration statement on Form S-3 (No. 333-203274) (as amended, the “Registration Statement”);

(ii)	the Indenture, including the form of the Notes and the form of guarantees by the Guarantors of the Company’s obligations under the Indenture and the Notes (the “Guarantees”);

(iii)

the certificates of incorporation or formation, as applicable, of each of the Covered Guarantors, certified as of the date hereof, by the Secretary of State of the State of Delaware, Illinois, Texas or New York, as applicable, and the operating agreement of each of the Covered Guarantors as presently in effect, as certified by the Secretary of each of the Covered Guarantors, as of the date hereof;

April 16, 2015

(iv)

certificates of the Secretary of State of the States of Delaware, Illinois, Texas or New York, as applicable, as to the formation and good standing of each of the Covered Guarantors under the laws of the state in which such Covered Guarantor was formed, certified as of the date hereof; and

(v)

written consents duly adopted by the board of directors or members, as applicable, of the Company and each of the Covered Guarantors, relating to the execution and delivery of, and the performance by the Covered Guarantors of their obligations under, the Transaction Documents (as defined herein).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

The Notes, the Guarantees and the Indenture are referred to herein, individually, as a “Transaction Document” and, collectively, as the “Transaction Documents.”

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due incorporation and valid existence in good standing of the Guarantors other than the Covered Guarantors under the laws of the state in which each such entity was formed; (ii) the due authorization, execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due authorization, execution and delivery of the Transaction Documents by the Company and the Covered Guarantors); (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate or limited partnership records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate or limited partnership records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity and competency of all individuals executing documents; (vii) that the Transaction Documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than the Company and the Guarantors), enforceable against such parties (other than the Company and the Guarantors) in accordance with their respective terms and that no Transaction Document has been amended or terminated orally or in writing except as has been disclosed to us; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company, the Guarantors and other persons on which we have relied for the purposes of this opinion letter are true and correct. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company and the Covered Guarantors.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinions:

1.	The Notes have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

April 16, 2015

2.	The Guarantees are duly authorized for issuance and constitute a valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity), including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this opinion letter, (i) the internal laws of the States of New York, Illinois and Texas, (ii) the Limited Liability Company Act of the State of Delaware and (iii) the federal laws of the United States and as provided in the next sentence.

This opinion letter has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

We hereby consent to being named as counsel to the Company and the Guarantor in the Registration Statement, to the references therein to our Firm under the caption “Legal Matters” and to the inclusion of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K relating to the Notes, which is incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP